CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Auto Callable Securities due 2022	$1,000,000	$124.50

November 2017

Pricing Supplement No. 2,004

Registration Statement Nos. 333-200365; 333-200365-12

Dated November 10, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon at an annual rate of 12.25%, but only with respect to each observation date on which the index closing value of the underlying index is greater than or equal to 85% of the initial index value, which we refer to as the coupon barrier level. In addition, if the index closing value of the underlying index is greater than or equal to the initial index value on any quarterly redemption determination date (beginning after six months), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final index value is greater than or equal to 75% of the initial index value, which we refer to as the downside threshold level, investors will receive the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date, or (ii) if the final index value is less than the downside threshold level, investors will be exposed to the full decline in the underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. Moreover, if on any observation date, the index closing value of the underlying index is less than the coupon barrier level, you will not receive any contingent quarterly coupon for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the 5-year term of the securities. Investors will not participate in any appreciation of the underlying index. The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	Alerian MLP Index
Aggregate principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 10, 2017
Original issue date:	November 15, 2017 (3 business days after the pricing date)
Maturity date:	November 15, 2022
Early redemption:	If, on any redemption determination date, beginning on May 10, 2018, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. The redemption determination dates will be the same days at the observation dates, beginning with the February 2018 observation date.
Early redemption dates:	Starting on May 15, 2018 (approximately six months after the original issue date), quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.
Contingent quarterly coupon:

• If, on any observation date, the index closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 12.25% (corresponding to approximately $30.625 per quarter per security) on the related coupon payment date.

• If, on any observation date, the index closing value or the final index value, as applicable, is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date.

Coupon barrier level:	227.3508, which is equal to approximately 85% of the initial index value
Downside threshold level:	200.6036, which is equal to approximately 75% of the initial index value
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$941.20 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000

(1)	MS & Co., the agent, will not receive a sales commission in connection with the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 20.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated February 29, 2016      Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	267.4715, which is the index closing value of the underlying index on the pricing date
Coupon payment dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The contingent quarterly coupon, if any, with respect to the final observation date shall be paid on the maturity date.
Observation dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to November 10, 2022 as the final observation date.
Final index value:	The index closing value of the underlying index on the final observation date
Index performance factor:	The final index value divided by the initial index value
CUSIP:	61768CTV9
ISIN:	US61768CTV99
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates

Observation Dates / Redemption Determination Dates	Coupon Payment Dates / Early Redemption Dates
February 12, 2018*	February 15, 2018*
May 10, 2018	May 15, 2018
August 10, 2018	August 15, 2018
November 12, 2018	November 15, 2018
February 11, 2019	February 14, 2019
May 10, 2019	May 15, 2019
August 12, 2019	August 15, 2019
November 11, 2019	November 14, 2019
February 10, 2020	February 13, 2020
May 11, 2020	May 14, 2020
August 10, 2020	August 13, 2020
November 10, 2020	November 13, 2020
February 10, 2021	February 16, 2021
May 10, 2021	May 13, 2021
August 10, 2021	August 13, 2021
November 10, 2021	November 15, 2021
February 10, 2022	February 15, 2022
May 10, 2022	May 13, 2022
August 10, 2022	August 15, 2022
November 10, 2022 (final observation date)	November 15, 2022 (maturity date)

* The securities are not subject to automatic early redemption until the 2nd coupon payment date, which is May 15, 2018.

November 2017	Page 2

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due November 15, 2022 Based on the Performance of the Alerian MLP Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly coupon at an annual rate of 12.25% with respect to each quarterly observation date on which the index closing value or the final index value, as applicable, is greater than or equal to 85% of the initial index value, which we refer to as the coupon barrier level. It is possible that the index closing value of the underlying index could remain below the coupon barrier level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons.

If the index closing value is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on May 10, 2018, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount, plus the contingent quarterly coupon with respect to the related observation date. If the securities have not previously been redeemed and the final index value is greater than or equal to 75% of the initial index value, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date. However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis. In this case, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. In addition, investors will not participate in any appreciation of the underlying index.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $941.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate, the coupon barrier level and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so

November 2017	Page 3

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

November 2017	Page 4

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon at an annual rate of 12.25% with respect to each observation date on which the index closing value or the final index value, as applicable, is greater than or equal to 85% of the initial index value, which we refer to as the coupon barrier level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any quarterly redemption determination date (beginning after six months), the index closing value is greater than or equal to the initial index value.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related observation date.

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to the downside threshold level.

▪ The payment due at maturity will be the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than the downside threshold level.

▪ The payment due at maturity will be equal to (i) the stated principal amount multiplied by (ii) the index performance factor

▪ Investors will lose a significant portion, and may lose all, of their principal in this scenario.

November 2017	Page 5

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing values and (2) the final index value.

Diagram #1: Contingent Quarterly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Beginning Approximately Six Months After the Original Issue Date)

November 2017	Page 6

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

November 2017	Page 7

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Value:	300
Hypothetical Coupon Barrier Level:	255, which is 85% of the hypothetical initial index value.
Hypothetical Downside Threshold Level:	225, which is 75% of the hypothetical initial index value
Contingent Quarterly Coupon:	12.25% per annum (corresponding to approximately $30.625 per quarter per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent quarterly coupon of $30.625 is used in these examples for ease of analysis.

In Example 1, the index closing value of the underlying index is greater than or equal to the initial index value on one of the quarterly redemption determination dates (beginning on May 10, 2018). Because the index closing value is greater than or equal to the initial index value on such a date, the securities are automatically redeemed on the related early redemption date. In Examples 2, 3, and 4, the index closing value is less than the initial index value on each redemption determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the quarterly redemption determination date in May 2019, as the index closing value is greater than or equal to the initial index value on such redemption determination date. The index closing value is at or above the coupon barrier level on only 1 of the 5 quarterly observation dates prior to (and excluding) the observation date immediately preceding the early redemption. Therefore, you would receive the contingent quarterly coupon with respect to that observation date, equal to $30.625, but not with respect to the other 4 observation dates. The underlying index, however, recovers, and the index closing value is greater than or equal to the initial index value on the redemption determination date in May 2019. Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $30.625 = $1,030.625.

The total payment over the 18-month term of the securities is $30.625 + $1,030.625 = $1,061.25. Investors do not participate in any appreciation of the underlying index.

Example 2—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on each quarterly redemption determination date. The index closing value is at or above the coupon barrier level on all 19 quarterly observation dates prior to (and excluding) the final observation date, and the final index value is also at or above the coupon barrier level and above the downside threshold level. Therefore, you would receive (i) the contingent quarterly coupons with respect to the 19 observation dates prior to (and excluding) the final observation date, totaling $30.625 × 19 = $581.875, and (ii) the payment at maturity calculated as $1,000 + $30.625 = $1,030.625.

The total payment over the 5-year term of the securities is $581.875 + $1,030.625 = $1,612.50.

This example illustrates the scenario where you receive a contingent quarterly coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in an annual interest rate of 12.25% over the 5-year term of the securities. This example, therefore, represents the maximum amount payable over the 5-year term of the securities. To the extent that coupons are not paid on every coupon payment date, the effective rate of interest on the securities will be less than 12.25% per annum and could be zero.

Example 3—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on each quarterly redemption determination date. The index closing value is at or above the coupon barrier level on 2 of the 19 quarterly observation dates prior to (and excluding) the final observation date. The final index value is 240, which is above the downside threshold level but below the coupon barrier level. In this scenario, you receive a payment at maturity equal to the stated principal amount, but do not receive the contingent quarterly coupon with respect to the final observation date. Therefore, you would receive (i) the contingent quarterly coupons with respect to those 2 determinations dates prior to (and excluding) the final observation date, totaling $30.625 × 2 = $61.25, but not for the other 17 observation dates, and (ii) the payment at maturity of $1,000.

The total payment over the 5-year term of the securities is $61.25 + $1,000 = $1,061.25.

Example 4—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on each quarterly redemption determination date. The index closing value is below the coupon barrier level on all of the quarterly observation dates, including the final observation date, on which the final index value is 150, which is below the downside threshold level. Therefore, you would receive no contingent quarterly coupons, and the payment at maturity would be calculated as $1,000 × 150 / 300 = $500.00.

The total payment over the 5-year term of the securities is $0 + $500.00 = $500.00.

If the securities are not automatically redeemed prior to maturity and the final index value is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the full decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive a payment at maturity that will be less than 75% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly coupon for any quarterly period where the index closing value is less than the coupon barrier level. A contingent quarterly coupon will be paid with respect to a quarterly period only if the index closing value is greater than or equal to the coupon barrier level. If the index closing value remains below the coupon barrier level on each observation date over the term of the securities, you will not receive any contingent quarterly coupons.

▪	The contingent quarterly coupon, if any, is based solely on the index closing value or the final index value, as applicable. Whether the contingent quarterly coupon will be paid with respect to an observation date will be based on the index closing value or the final index value, as applicable. As a result, you will not know whether you will receive the contingent quarterly coupon until the related observation date. Moreover, because the contingent quarterly coupon is based solely on the index closing value on a specific observation date or the final index value, as applicable, if such index closing value or final index value is less than the coupon barrier level, you will not receive any contingent quarterly coupon with respect to such observation date, even if the index closing value of the underlying index was higher on other days during the term of the securities.

▪	The securities are linked to the Alerian MLP Index and are subject to risks associated with the energy industry and master limited partnerships (“MLPs”).

All or substantially all of the equity securities included in the underlying index are issued by MLPs whose primary line of business is associated with the energy industry, including the oil and gas sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  In addition, the MLPs in the energy industry are significantly affected by a number of factors, including:

o	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

o	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

o	changes in the relative prices of competing energy products;

o	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

o	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

o	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

o	changes in tax or other laws affecting master limited partnerships generally;

o	uncertainty or instability resulting from escalation or outbreaks of armed hostilities or acts of terrorism in the United States, or elsewhere; and

o	general economic and geopolitical conditions in the United States and worldwide.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Moreover, investments in securities of MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters affecting MLPs, risks related to potential conflicts of interest between an MLP and its general partner and cash flow risks.  Prices of securities of an MLP can be affected by fundamentals unique to the partnership, including earnings power and coverage ratio.   Changes in the tax law affecting MLPs could adversely affect the price performance of securities of MLPs.

These factors could affect the energy industry and the MLPs operating in this industry and could affect the values of the equity securities included in the underlying index and the level of the underlying index during the term of the securities, which may adversely affect the value of your securities.

▪	Investors will not participate in any appreciation in the value of the underlying index. Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each observation date on which the index closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level until the securities are redeemed or reach maturity. It is possible that the index closing value could be below the coupon barrier level on most or all of the observation dates so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

▪	The automatic early redemption feature may limit the term of your investment to as short as approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the index closing value of the underlying index on any day will affect the value of the securities more than any other single factors, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying index,

o	whether the index closing value of the underlying index is currently or has been below the coupon barrier level on any observation date,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the underlying index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. In particular, if the underlying index has closed near or below the coupon barrier level, and especially if the underlying index has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying index based on its historical performance. The value of the underlying index may decrease and be below the coupon barrier level on each observation date so that you will receive no contingent quarterly coupons, and the value of the underlying index may decrease and be below the downside threshold level on the final observation date so that you will lose a significant portion or all of your investment. There can be no

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

assurance that the index closing value of the underlying index will be greater than or equal to the coupon barrier level on any observation date so that you will receive any contingent quarterly coupon during the term of the securities, or that it will be greater than or equal to the downside threshold level on the final observation date so that you do not suffer a significant loss on your initial investment in the securities. See “Alerian MLP Index Overview” below.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether the contingent quarterly coupon will be payable on the securities on the applicable coupon payment date, whether the securities will be redeemed or the payment at maturity, as applicable, will be based on whether the value of the underlying index, based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, is less than the coupon barrier level, initial index value or downside threshold level, as applicable.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased (i) the coupon barrier level, which is the value at or above which the underlying index must close on each observation date so that you receive a contingent quarterly coupon on the securities, and (ii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and observation dates, and, accordingly, whether the securities are automatically called prior to maturity, whether we pay a contingent quarterly coupon on each coupon payment date and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial index value, the coupon barrier level and the downside threshold level, and will determine the index closing value on each observation date, including the final index value, whether the contingent quarterly coupon will be paid on each coupon payment date, whether the securities will be redeemed following any redemption determination date, whether a market disruption event has occurred,

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and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to a Single Index” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Alerian MLP Index Overview

The Alerian MLP Index is a price-return index that is intended to track the performance of energy MLPs, calculated using a float-adjusted, capitalization-weighted methodology. For additional information about the underlying index, see the information set forth under “Annex A — The Alerian MLP Index” beginning on page 23.

Information as of market close on November 10, 2017:

Bloomberg Ticker Symbol:	AMZ
Current Index Value:	267.4715
52 Weeks Ago:	299.5889
52 Week High (on 1/26/2017):	339.4532
52 Week Low (on 10/25/2017):	261.4942

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2012 through November 10, 2017. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on November 10, 2017 was 267.4715. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance. No assurance can be given as to the closing value of the underlying index on any observation date, including the final observation date.

Alerian MLP Index Daily Closing Values January 1, 2012 to November 10, 2017

* The black solid line indicates the coupon barrier level of 227.3508, which is approximately 85% of the initial index value, and the red solid line indicates the downside threshold level of 200.6036, which is approximately 75% of the initial index value.

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Alerian MLP Index	High	Low	Period End
2012
First Quarter	411.6729	386.5889	391.8740
Second Quarter	399.5485	351.9957	377.3579
Third Quarter	405.4688	382.252	404.6941
Fourth Quarter	414.7794	369.9606	385.0855
2013
First Quarter	454.5186	399.9034	454.5186
Second Quarter	468.2415	432.03	457.0171
Third Quarter	467.9645	429.8876	447.0807
Fourth Quarter	463.7959	437.1271	463.7959
2014
First Quarter	467.8829	452.1801	465.5945
Second Quarter	524.1758	469.3214	524.1758
Third Quarter	539.8509	494.8011	531.181
Fourth Quarter	525.4493	420.8203	459.3956
2015
First Quarter	469.7032	415.9392	428.9037
Second Quarter	453.6542	396.9274	396.9274
Third Quarter	407.1835	279.2573	303.8159
Fourth Quarter	346.5552	247.0051	289.7645
2016
First Quarter	294.3881	203.3594	270.8780
Second Quarter	322.6897	255.7778	318.0262
Third Quarter	324.387	298.4818	315.6417
Fourth Quarter	317.537	286.0073	316.1004
2017
First Quarter	339.4532	313.7536	323.1161
Second Quarter	326.5968	276.5007	297.4898
Third Quarter	303.8557	266.1226	283.1747
Fourth Quarter (through November 10, 2017)	287.1172	261.4942	267.4715

For more information about the Alerian MLP Index, see the information set forth under “Annex A — The Alerian MLP Index” beginning on page 23.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Day count convention:	30/360
Interest period:	Quarterly
Record date:	The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any contingent quarterly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.
Underlying index publisher:	GKD Index Partners LLC
Postponement of maturity date:	If the scheduled final observation date is not an index business day or if a market disruption event occurs on that day so that the final observation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final observation date as postponed.
Postponement of coupon payment dates:	If a coupon payment date (including the maturity date) is postponed as a result of the postponement of the relevant observation date, no adjustment shall be made to any contingent quarterly coupon paid on that postponed date.
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•     purchase the securities in the original offering; and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

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As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

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Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

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Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

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Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued. The costs of the securities borne by you and described beginning on page 2 above comprise the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying index and in futures and/or options contracts on the underlying index or the component stocks of the underlying index listed on major securities markets. Such purchase activity could have increased the initial index value, and, as a result, could have increased (i) the coupon barrier level, which is the value at or above which the underlying index must close on each observation date so that you receive a contingent quarterly coupon on the securities, and (ii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date in order for you to avoid being exposed to the negative performance of the underlying index at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the observation dates, and, accordingly, the payment to you at maturity, if any, and whether we pay a contingent quarterly coupon on the securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

We expect to deliver the securities against payment therefor in New York, New York on November 15, 2017, which will be the third scheduled business day following the date of the pricing of the securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the second business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MS & Co. will not receive a sales commission in connection with the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for auto-callable securities or in the prospectus.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Annex A — The Alerian MLP Index

General

All information contained in this document regarding the Alerian MLP Index (the “MLP Index”), including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by GKD Index Partners LLC (“GKD,” or the “MLP Index Sponsor”) and S&P Dow Jones Indices LLC (“S&P Dow Jones”). The MLP Index is calculated, maintained and published by S&P Dow Jones in consultation with the MLP Index Sponsor. Neither the MLP Index Sponsor nor S&P Dow Jones has any obligation to continue to publish, and either may discontinue the publication of, the MLP Index.

The MLP Index is a price-return index that is intended to track the performance of energy master limited partnerships, or MLPs. The MLP Index is calculated using a float-adjusted, capitalization-weighted methodology. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage or transportation of any mineral or natural resource.

The MLP Index is reported by Bloomberg L.P. under ticker symbol “AMZ.”

Constituent Criteria

A non-constituent will be added to the MLP Index only during (a) the quarterly rebalancing process if it meets all criteria, or (b) the special rebalancing process if it (i) is acquiring the constituent that is being removed, and (ii) meets all criteria. A constituent will remain in the MLP Index if it continues to meet the first five criteria and has an adjusted market capitalization (“AMC”) greater than or equal to 80% of the AMC of the smallest company in the top 95% of total energy MLP float-adjusted market capitalization. Constituents will be removed from the MLP Index only for failing to meet criteria during the quarterly rebalancing process. A non-constituent that has entered into a merger agreement to be acquired is not eligible to be added to the MLP Index.

The inclusion criteria are set forth below. The MLP must:

•	be a publicly traded partnership or limited liability company (“LLC”);

•	earn the majority of its cash flow from qualifying activities involving energy commodities. These activities include pipeline transportation, gathering and processing of energy commodities, storage of energy commodities, production and mining, marketing, marine transportation, services, catalytic conversion, mineral interest, refining and regasification;

•	represent the primary limited partner or interests of a partnership or LLC that is an “operating company.” This definition is meant to exclude, among others, the following types of securities: general partnerships, i-units, preferred units, exchange-traded products, open-end funds, closed-end funds and royalty trusts;

•	have declared a distribution for the trailing two quarters;

•	have a median daily dollar trading volume of at least $2.5 million for the six-month period preceding the data analysis date; and

•	have an AMC in the top 95% of total energy MLP float-adjusted market capitalization.

These criteria are reviewed regularly.

Units Outstanding

Units included in the calculation of units outstanding include, but are not limited to, common units, subordinated units, special class units and paid-in-kind units. Units excluded from the calculation of units outstanding are general partner units, management incentive units and tradeable, non-common units.

The number of units outstanding generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a security’s units outstanding.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Qualifying Transaction	Reflected in Units Outstanding
Public secondary equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (PIPEs)	Time of closing
Unit repurchases	Earlier of time of press release or current report
At-the-market equity offerings	As reported in periodic reports, prospectuses or proxies

Investable Weight Factors

A security’s investable weight factor (“IWF”) is calculated as follows:

(Units outstanding – Non-common units – Unregistered common units – Insider-owned common units)
Units outstanding

The IWF for each constituent is applied to the total outstanding units of such constituent to determine the free-float units to be included in the calculation of the MLP Index.

Index Calculation

The MLP Index is calculated by S&P Dow Jones according to the following equations:

•	Initial Divisor = Base Date Index Market Capitalization / 100

•	Index Value = Index Market Capitalization / Divisor

•	Post-Rebalance Divisor = Post-Rebalance Index Market Capitalization / Pre-Rebalance Index Value

Index Market Capitalization is equal to the sum of the free-float market capitalization of the Index Components. The free-float market capitalization of each constituent is equal to the price of one unit of the constituent multiplied by the free-float adjusted units (“Share Weight”) of the constituents. The Share Weight of a constituent is equal to the total outstanding units of the constituents multiplied by the IWF of the constituents.

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September and December, and are effective at the open of the next trading day. In the event that the major US exchanges are closed on the third Friday of March, June, September or December, the rebalancing will take place after market close on the immediately preceding trading day.

Data relating to constituent eligibility, additions and deletions are analyzed as of 4:00 p.m. ET on the last trading day of February, May, August and November. The MLP Index shares of each constituent are then calculated according to its proportion of the total float-AMC of all constituents and assigned after market close on the quarterly rebalancing date. Since index shares are assigned based on prices on the last trading day of February, May, August and November, the weight of each constituent on the quarterly rebalancing date may differ from its target weight due to market movements.

Special rebalancings are triggered by corporate actions and will be implemented as practically as possible on a case-by-case basis. Generally, in a merger between two index constituents, the special rebalancing will take place one trading day after the constituent’s issuance of a press release indicating all needed merger votes have passed. If the stock is delisted before market open on the first trading day after all needed merger votes have passed, the delisted security will trade at the conversion price, including any cash consideration. Only the units outstanding and IWFs of the surviving constituents in a merger will be updated to reflect the latest information available. Data are analyzed as of 4:00 p.m. ET two trading days prior to the last required merger vote. Index shares are then calculated to the weighting scheme above and assigned after market close on the rebalancing date.

Treatment of Distributions

The MLP Index does not account for cash distributions.

Base Date

The base date for the MLP Index is December 29, 1995, with a base value of 100.

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Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 15, 2022

Based on the Performance of the Alerian MLP Index

Principal at Risk Securities

Announcements

Constituent changes on quarterly rebalancing dates will be announced at 8:30 a.m. ET on the second Friday of March, June, September and December. Constituent changes on special rebalancing dates will be announced on GKD’s website at 8:30 ET on the last trading day prior to the last required merger vote. Information contained in the GKD website is not incorporated by reference in, and should not be considered a part of, this document.

Holiday Schedule

The MLP Index is calculated when US equity markets are open.

Index Governance

An independent advisory board of MLP and energy infrastructure executives, legal partners and senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is composed of a minimum of five members, all of whom must be independent. The Chief Executive Officer of Alerian Capital Management (“Alerian”) presents to the board on a quarterly basis, on the Thursday prior to the second Friday of each March, June, September and December. A board book is distributed in advance of each meeting so that board members have the ability to review proposed MLP Index changes, if any, and the supporting data and index rules and regulations prior to the meeting. GKD considers information regarding methodology modifications and constituent changes to be material and that those modifications and changes can have an impact on the market. Consequently, all board discussions are confidential.

Data Integrity

GKD uses various quality assurance tools to monitor and maintain the accuracy of its data. While every reasonable effort is made to ensure data integrity, there is no guarantee against error. Adjustments to incorrect data will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Incorrect intraday ticks of the MLP Index resulting from data errors will not be corrected.

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